SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 6, 2010

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(Registrant’s telephone number, including area code)

213-613-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Thomas Properties Group, Inc. (the “Company”) announced today that on July 6, 2010 TPG/CalSTRS, LLC, a joint venture between Thomas Properties Group, LP and the California State Teachers’ Retirement System (“CalSTRS”), closed a new non-recourse first mortgage loan for City National Plaza (“CNP”), its office property in downtown Los Angeles.

The new mortgage loan in the amount of $350.0 million was made jointly by Metropolitan Life Insurance Company and the New York State Teachers’ Retirement System. The loan bears interest at a fixed rate of 5.90% and is for a term of ten years, to mature in July 2020.

Also effective July 6, 2010, CalSTRS converted the CNP mezzanine debt into an increased equity interest in TPG/CalSTRS. Solely with respect to the Company’s ownership interest in CNP, CalSTRS’ equity interest will increase from 75% to 92.0625% and the Company’s equity interest will decrease from 25% to 7.9375%.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

Exhibit No.	Description

10.50 —	Amended and Restated Sixth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC.

10.51 —	Eighth Amendment to the Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC.

10.52 —	Amended and Restated Master Agreement for Debt and Equity Restructure of City National Plaza.

10.53 —	Loan Termination Agreement between 515/555 Flower Mezzanine Associates, LLC and California State Teachers’ Retirement System.

10.54 —	Loan Termination Agreement between 515/555 Flower Junior Mezzanine Associates, LLC and California State Teachers’ Retirement System.

10.55 —	Promissory Note from 515/555 Flower Associates, LLC in favor of Metropolitan Life Insurance Company.

10.56 —	Promissory Note from 515/555 Flower Associates, LLC in favor of New York State Teachers’ Retirement System.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ DIANA M. LAING
Diana M. Laing Chief Financial Officer

July 12, 2010

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